EXHIBIT 10.3

FEDERAL HOME LOAN BANK OF CHICAGO
EXECUTIVE INCENTIVE COMPENSATION PLAN

I.	PURPOSE

Members of the Bank's Executive Team (excluding the President & CEO) are eligible to participate in the Federal Home Loan Bank of Chicago Executive Incentive Compensation Plan ("Plan"). The purpose of the Plan is to give a select group of management and highly-compensated employees strong incentives to make difficult decisions and to expend exceptional efforts to enhance the financial performance of the Bank.

Incentive compensation is to be awarded by the President & CEO with approval of the Personnel & Compensation Committee of the Board of Directors (the “Board”) in accordance with the terms and conditions in this Plan for each calendar year (a “Plan Year”).

II.	ELIGIBILITY FOR AWARD

To receive an award under the Plan, the following eligibility conditions must be satisfied:

A.The recipient is a member of the Bank's Executive Team (excluding the President & CEO) during the Plan Year or is another senior officer designated by the President & CEO to participate in the Plan;

B.The recipient has defined and satisfied personal goals and other performance expectations, as established and approved by the President & CEO, and the recipient has achieved specific levels of job performance for the Plan Year; and

C.The recipient displays, in the judgment of the President & CEO, a commitment to the Bank as a whole and team spirit.

III.	PLAN CRITERIA AND MAXIMUM AWARD PERCENTAGE

A.Plan Criteria

The Plan criteria consist of a series of corporate goals established annually ("Bank Criteria") based upon the approved Business Plan for the Plan Year. The Bank Criteria will be communicated within the first three (3) months of each Plan Year and will specify:

(i)	Bank Criteria description;

(ii)	Plan Year Performance Target for each of the Bank Criteria; and

(iii)	Target Value or weighting attributed to each of the Bank Criteria.

The Bank Criteria, Performance Targets and Target Values for a Plan Year shall be established by the Personnel & Compensation Committee.

B.Plan Administration

The Maximum Award Percentage is calculated by calculating the actual Plan Year performance as a percent of target for each of the Bank Criteria separately, multiplying the results for each criterion by its associated Target Value and adding the resulting totals to calculate the Award Coefficient Factor.

The total Award Coefficient Factor is applied to the Award Formula Table to determine the Maximum Award Percentage. The Maximum Award Percentage and the Award Formula Table are established for each Plan Year and communicated as part of the Plan Worksheet for that Plan Year.

After the Maximum Award Percentage is calculated for a Plan Year, the President & CEO shall establish an award pool for this Plan and determine the award to be made to each recipient, in his sole discretion. Individual awards will be approved by the Personnel & Compensation Committee.

C.Discretionary Awards

In any Plan Year, the President & CEO may establish a discretionary bonus pool which may be used to grant individual Discretionary Awards as set forth in this Section III.C. The amount of such bonus pool shall be determined at the discretion of the President & CEO up to a percentage of the aggregate incentive award opportunity (base salary x Maximum Award Percentage) for all eligible recipients in a Plan Year, as approved by the Personnel & Compensation Committee. If the President & CEO has established a discretionary bonus pool for a Plan Year, the President & CEO shall have the authority to grant an additional incentive award ("Discretionary Award") to any recipient who is otherwise eligible to receive an incentive award under this Plan for the Plan Year. The determination of the recipients of Discretionary Awards and the amount of the Discretionary Award for each such recipient shall be in the sole discretion of the President & CEO, provided that the aggregate amount of Discretionary Awards granted in any Plan Year shall not exceed the amount of the discretionary bonus pool previously determined by the President & CEO for such year. A Discretionary Award is made to a recipient in addition to the incentive award made to such recipient pursuant to Section III.B of this Plan and need not be related to the recipient's base compensation. The President shall not be required to distribute the full amount of any discretionary bonus pool. All Discretionary Awards shall be deemed to be an "award" for all purposes under this Plan.

The Personnel & Compensation Committee shall receive a report in a Plan Year where Discretionary Awards are granted.

IV.	FORM AND TIME OF PAYMENT; RECOVERY OF UNDUE INCENTIVES

A.Form

Payment of all awards shall be made in cash. Awards are payable following a Plan Year on the payment date (as established from time to time), after results are reported and payments, if any, are approved by the [President & CEO]. To receive an award, the participant in this Plan must be employed by the Bank on the Payment Date.

B.Notwithstanding the foregoing,

(1)
The award, if the Plan participant dies while still employed at the Bank but prior to the Payment Date, shall be payable to his beneficiary, heirs or legatees, as provided by law, within sixty (60) days of such event.

(2)
The award if the Plan participant (i) becomes Disabled, or (ii) attains age 60 and retires (for purposes of the Financial Institutions Retirement Fund) from active employment at the Bank prior to the Payment Date, shall be payable within sixty (60) days of such event.

(3)
In the event of: (i) a termination of the Plan participant's employment by the participant for Good Reason, or (ii) the termination of the Plan participant's employment by the Bank without Cause, in either case after the end of the Plan Year but before the Payment Date, the award shall be payable to the participant within sixty (60) days of such event.

(4)	Should any income tax become due based on payments to the Plan participant, such amount of tax shall become immediately available for withdrawal.

C.Recovery of Undue Incentives.

A member of the Executive Team will be deemed to be an “Affected Officer” for any Plan Year during which he or she was an Executive Team member for any part of such Plan Year. Any undue incentives paid to an Affected Officer based on the purported achievement of financial or operational goals under this Plan for a Plan Year that subsequently are deemed to be materially inaccurate, misstated, or misleading shall be recoverable from the Affected Officer by the Bank for a period of up to three (3) years following the dissemination of the inaccuracy, misstatement, or misleading information. This incentive recovery provision shall only apply to Plan Years for which the Performance Targets are later determined to have not been achieved as a result of the inaccurate, misstated, and/or misleading information.

Inaccurate, misstated, and/or misleading achievement of financial or operational goals include, but are not limited to, material inaccuracies, misstatements, and/or misleading information relating to financial reporting or award performance metric criteria for the related Plan Year as determined by the Board or materially understated credit risk, market risk, operational risk, or expenses. “Undue incentives” with respect to an Affected Officer means the amount of any payment under this Plan in excess of what would have been paid to the Affected Officer if the purported achievement of financial or operational goals had not been inaccurate, misstated, or misleading. The value of any benefit to an Affected Officer under this Plan related to an undue incentive shall be reduced and/or recovered by the Bank to the fullest extent possible by a variety of means, which may include reduction of future incentive awards and/or reimbursement of the Bank by the Affected Officer.

D.Payment Deferral

An award recipient may elect to defer the receipt of all or any amount of any award under the Plan and to have such amount credited to an account under and paid according to the terms of the Federal Home Loan Bank of Chicago Benefit Equalization Plan. Election of such deferral shall be subject to the following rules:

(1)	An election to defer all or any portion of an award that may be made pursuant to Section III.B of this Plan must be made no later than June 30 of the award Plan Year; and

(2)	An election to defer all or any portion of a discretionary award that may be made pursuant to Section III.C of this Plan must be made prior to January 1 of the award Plan Year.

IV.	MISCELLANEOUS

Base pay may be adjusted annually by merit increases, but is not affected by any incentive award.

The Bank shall during each Plan Year give the Personnel & Compensation Committee a mid-year status report on progress toward performance targets established hereunder.

The Plan and any awards hereunder are subject to Federal Housing Finance Agency regulations and policies.

V.	OTHER TERMS AND CONDITIONS

A.Discretionary Authority

The Bank, with the approval of the Personnel & Compensation Committee, may make adjustments in the criteria established herein for any award period whether before or after the end of the award period and, to the extent it deems appropriate in its sole discretion which shall be conclusive and binding upon all parties concerned, make awards or adjust awards, including making no awards, to compensate for or reflect any significant changes which may have occurred during the award period which alter the basis upon which such performance targets were determined or otherwise. The Bank, with the approval of the

Personnel & Compensation Committee, may, in its discretion, make additional awards in such amounts as it deems appropriate in consideration of extraordinary performance by the Bank.

B.Other Conditions

(1)
No person shall have any claim to be granted an award under the Plan and there is no obligation for uniformity of treatment of eligible employees under the Plan. Except as otherwise required by law, awards under the Plan may not be assigned.

(2)	Neither the Plan nor any action taken hereunder shall be construed as giving to any employee the right to be retained in the employ of the Bank.

(3)	The Bank shall have the right to deduct from any award to be paid under the Plan any Federal, state or local taxes required by law to be withheld with respect to such payment.

(4)	No award shall be paid to an employee for the current Plan Year if such employee's employment ceases prior to the end of the Plan Year, whether by resignation, termination or otherwise.

(5)
Any award hereunder may be reduced pro rata in the event that an award recipient (i) commences employment with the Bank during the Plan Year, (ii) joins the Executive Team during the course of a Plan Year, or (iii) is absent from the Bank (other than regular vacation) during the Plan Year whether through approved leave or otherwise, including but not limited to: short or long term disability, leave under the Family and Medical Leave Act, a personal leave of absence or military leave.

C.Plan Administration

(1)
The Bank shall have full power to administer and interpret the Plan and to establish rules for its administration. The levels of financial and individual performance, established pursuant to this Plan, achieved for each award period shall be conclusively determined by the Bank. Any determinations or actions required or permitted to be made by the Bank may be made by the President & CEO. The Bank and President & CEO of the Bank in making any determinations under or referred to in the Plan shall be entitled to rely on opinions, reports or statements of officers or employees of the Bank and of counsel, public accountants and other professional or expert persons.

(2)	The Plan shall be governed by applicable Federal law.

(3)
The Plan shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Personnel & Compensation Committee, in its sole discretion and without the consent of any recipient or beneficiary may amend the provisions of the Plan if and to the extent that the Personnel & Compensation Committee determines that such amendment is necessary or appropriate to comply with the applicable requirements of Section 409A of the Code.

(4)	This Plan supersedes the prior Executive Incentive Compensation Plan for the Plan Year commencing on January 1, 2012.

D.    Definitions

For purposes of the Plan:

(i)
“Beneficiary” shall mean the beneficiary or beneficiaries of the recipient who are designated in writing by the recipient on a form provided by, filed with and accepted by the Bank, or in the absence of any such designation, to the beneficiary or beneficiaries of the recipient who are entitled to receive the benefits of the recipient which are payable under the qualified defined benefit pension plan sponsored by the Bank or its successor plan.

(ii)	“Change of Control” of the Bank shall mean the occurrence at any time of any of the following events:

(1)
any person, more than one person acting as a “group” (as defined in section 1.409A-3(i)(5) of the Income Tax Regulations), acquires ownership of equity securities of the Bank that, together with equity securities held by such person or group, constitutes more than 50% of the total voting power of the equity securities of the Bank; provided, however, that if any person or group, is considered to own more than 50% of the total voting power of the equity securities of the Bank, the acquisition of additional equity securities by the same person or group will not be considered a Change of Control under the Plan. An increase in the percentage of equity securities of the Bank owned by any person or group as a result of a transaction in which the Bank acquires its own equity securities in exchange for property will be treated as an acquisition of equity securities of the Bank for purposes of this paragraph; or

(2)
during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board (together with (a) any new or replacement directors whose election by the Board, or (b) whose nomination for election by the Bank's shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(3)	the Bank sells or transfers 95% or more of its business and/or assets to another bank or other entity.

(iii)
“Disability” shall mean a recipient: (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

(iv)	“Good Reason” shall mean either of the following:

(1)
a material reduction by the Bank in the recipient's base salary, unless such reduction: (i) is associated with a “General Reduction” in compensation among employees in the same job grade or employees who are similarly situated and such reduction is in response to adverse or declining economic conditions; and (ii) does not exceed 5% of the recipients' base salary amount in effect at the time of the reduction; or

(2)	the relocation of the recipient's principal office assignment to a location more than fifty (50) miles from its location on the date immediately preceding such assignment.

E.Modification or Termination of Plan

The Bank may modify or terminate the Plan at any time to be effective at such date as the Bank may determine. A modification may affect present and future awards and eligible employees.

F.Effective Date.

The Plan shall be effective January 1, 2012.

APPROVED BY THE BOARD OF
DIRECTORS ON THE 24TH DAY
OF JANUARY, 2012.

/s/ Peter E. Gutzmer

Its Corporate Secretary